Exhibit 99.2

CREDIT SUISSE INTERNATIONAL
One Cabot Square	Phone +44 (0)20 7888 8888
London E14 4OJ	Fax +44 (0)20 7888 1600
www. credit-suisse. com
26 July 2006

Ongoing Strategy Investments SGPS S.A.

Av. Eng. Duarte Pacheco Amoreiras Torre 2, Piso 3, Sala 10

1070-102 Lisbon

Portugal

TCN: 48531670

Dear Sir/Madam

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation “CSIN” means Credit Suisse International and “Counterparty” means Ongoing Strategy Investments SGPS S.A.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions”, and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the 2002 Definitions and the 2000 Definitions, the 2002 Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the ISDA 2002 Master Agreement dated as of 21 July 2006 as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Trade Date:	26 July 2006

Seller:	Counterparty

Buyer:	CSIN

Shares:	PORTUGAL TELECOM SGPS SA (the “Issuer”), ISIN code: PTPTC0AM0009, RIC: PTC.LS

Number of Shares:	22,560,000

Registered Office as above.

Registered with unlimited liability in England under No. 2500199.

Authorised and regulated by the Financial Services Authority.

VAT No: GB 447 0737 41

Forward Price:	Zero

Exchange:	EURONEXT Lisbon

Related Exchange(s):	All Exchanges

Calculation Agent:	CSIN

Business Days:	London and TARGET

Initial Settlement:	On the date that falls one Settlement Cycle following the Trade Date, Buyer will arrange delivery to the Seller the Number of Shares to be Delivered.

Valuation:

Valuation Date:	The earlier of: (i) 28 July 2009 and (ii) the date specified as the Valuation Date in a notice from Counterparty to CSIN provided that such date is no earlier than 15 Business Days after the effective date of such notice.

Averaging Dates:	Each of the ten Business Days prior to the Valuation Date.

Averaging Date Disruption:	Omission

Relevant Price:	The official closing price of the Shares as published by the Exchange.

Settlement Price:	The arithmetic mean of the Relevant Prices of the Shares on each Averaging Date.

Settlement Terms:

Cash Settlement:	Applicable

Settlement Currency:	EUR

Cash Settlement Payment Date:	Five Currency Business Days after the relevant Valuation Date.

Forward Cash Settlement Amount:	An amount equal to: (i) EUR 247,221,504.00; plus (ii) the Appreciation Amount; minus (iii) the Appreciation Portion; minus (iv) the Accrued Counterparty Interim Amount.

Appreciation Amount:	An amount equal to the greater of:

(a) zero; and

(b) an amount equal to:

(i) the Number of Shares multiplied by the Settlement Price; minus

(ii) EUR247,221,504.00.

Accrued Counterparty Interim Amount:	An amount equal to the sum of all EURO Interim Amounts paid by Counterparty to CSIN and Compounded EURO Amounts in respect thereof.

Compounded EURO Amount:	In respect of each EURO Interim Amount paid by Counterparty to CSIN, an amount equal to the Floating Amount calculated in accordance with the 2000 Definitions on the basis that:

(i) the Calculation Amount is such EURO Interim Amount;

(ii) the Effective Date is the EURO Amount Payment Date;

(iii) the Termination Date is the Valuation Date;

(iv) the Floating Rate Option is EUR–EURIBOR–Telerate;

(v) the Designated Maturity is three months provided that Linear Interpolation shall apply in respect of any Compounding Period that is less than three months;

(vi) the Spread is 0.67%;

(vii) the Floating Rate Day Count Fraction is Actual/360;

(viii) the Reset Dates are the first day of each Compounding Period;

(ix) Compounding is applicable; and

(x) the Compounding Dates are the day of the EURO Amount Payment Date of each quarter during the period from (but excluding) the Effective Date to (and including) the Termination Date.

Appreciation Portion:	An amount equal to the product of the Number of Shares and, if the Settlement Price is:

(i) less than or equal to EUR 9.50, zero; or

(ii) greater than EUR 9.50 but less than or equal to EUR 10.60, an amount equal to [20% x (Settlement Price–EUR 9.50]; or

(iii)  greater than EUR 10.60 but less than or equal to EUR 11.00, an amount equal to the sum of EUR 0.22 and [12.5% x (Settlement Price – EUR 10.60)]; or

(iv)   greater than EUR 11.00, an amount equal to the sum of EUR 0.27 and [10% x (Settlement Price – EUR 11.00)].

Settlement Method Election:	Applicable, provided that the Electing Party may only elect, after 30 July 2007, for Physical Settlement if the Settlement Price is greater than EUR 10.96.

Electing Party:	Seller

Settlement Method Election Date:	Two Currency Business Days after the relevant Valuation Date.

Default Settlement Method:	Cash Settlement

Physical Settlement Terms:

Settlement Currency:	EUR

Settlement Date:	Three Currency Business Days after the Settlement Method Election Date.

EURO Interim Amount:	On any date between the Trade Date and the Valuation Date, the Seller may pay to the Buyer a cash amount in Euro, provided that the aggregate of such amounts during the first calendar year after the Trade Date may not exceed EUR 10,000,000.

EURO Amount Payment Date:	The date on which CSIN receives the EURO Interim Amount from Counterparty.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(i) Share-for-Share: (ii) Share-for-Other: (iii) Share-for-Combined:	Calculation Agent Adjustment Calculation Agent Adjustment Calculation Agent Adjustment

Determining Party:	Buyer

Tender Offer:	Applicable

Consequences of Tender Offers:

(i)Share-for-Share: (ii)Share-for-Other: (iii)Share-for-Combined:	Calculation Agent Adjustment Calculation Agent Adjustment Calculation Agent Adjustment

Determining Party:	Buyer

Composition of Combined Consideration:	Not Applicable.

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Determining Party:	Buyer

Additional Disruption Events:

Change in Law:	Not Applicable.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Determining Party:	Buyer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable, subject to, in respect of the Counterparty, the security arrangements entered into by Counterparty in favour of CSIN on or about the Trade Date in respect of Shares in an amount equal to the Number of Shares.

Additional Acknowledgments:	Applicable

Acknowledgment:

Each of CSIN and Counterparty agrees and acknowledges that any novation by CSIN of its rights and obligation under this Transaction will not prejudice or affect any security arrangements granted by Counterparty in favour of CSIN in respect of the obligations of Counterparty under this Transaction and that, accordingly, any transferee of CSIN shall take the benefit of such security arrangements.

Disclosure:

Counterparty agrees that any term or all the terms of this Transaction may be disclosed by CSIN or any of its Affiliates to any person or entity.

Transfers:

Counterparty agrees that this Transaction may be novated by CSIN (the “Transferor”) to a transferee (the “Transferee”) by giving notice to the Counterparty (the “Remaining Party”) and on the date of such notice (the “Novation Date”):

(a)	the Remaining Party and the Transferor are each released and discharged from further obligations to each other under this Transaction and their respective rights against each other hereunder are cancelled (including any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date); and

(b)	the Remaining Party, taking the same position in a new transaction between the Remaining Party and the Transferee (the “New Transaction”) as it took in this Transaction, and the Transferee, taking the same position taken by the Transferor in this Transaction, each undertake liabilities and obligations towards the other and acquire rights against each other under the New Transaction with terms identical to the terms of this Transaction.

Representations:

Counterparty represents to CSIN on the Trade Date and at all times during the term of this Transaction that:

(i)	it has such sophistication, knowledge and experience in financial and business matters that it is capable of evaluating the merits, risks and suitability of entering into this Transaction;

(ii)	its senior management is aware of the terms of this Transaction, is familiar with its purpose and has approved this Transaction;

(iii)	it has discussed this Transaction and the accounting and tax treatment that it intends to accord this Transaction with its independent external auditors, its tax advisors and an independent counsel;

(iv)	the purpose and effect of the Transaction and the manner in which it intends to account for this Transaction are permissible and appropriate as a matter of local law, custom and practice in the applicable jurisdiction;

(v)	it is solely responsible for deciding to enter into this Transaction and has not relied on any other party, other than its independent external auditors, its tax advisors and an independent counsel, in respect of the accounting or tax treatment to be applied to this Transaction, or the overall suitability of this Transaction;

(vi)	this Transaction, including the accounting and tax treatment to be accorded to the Transaction, is consistent with all regulatory requirements arising from or applicable to this Transaction and it has taken all steps necessary to ensure that this Transaction complies with such requirements, and it will ensure that such accounting and tax treatment is appropriately reflected, if required, with the proper regulatory authorities in the applicable jurisdiction;

(vii)	it has the requisite corporate power and authority to enter into and perform this Transaction, the execution and delivery of this Confirmation by Counterparty and the consummation by Counterparty of the Transaction contemplated hereby have been duly authorized by all necessary corporate action and this Confirmation has been duly executed and delivered by Counterparty;

(viii)	it represents and acknowledges that neither CSIN nor any affiliate, employee or agent of CSIN is acting as a fiduciary for or an advisor to it in respect of this Transaction; and

(ix)	it is not in possession of any material non-public information about the Issuer.

Account Details:

Payments to Credit Suisse International:	To be advised under separate cover or telephone confirmed prior to each Payment Date.

Payments to Counterparty:	To be advised under separate cover or telephone confirmed prior to each Payment Date.

Credit Suisse International is authorised and regulated by the Financial Services Authority and has entered into this Transaction as principal. The time at which the above Transaction was executed will be notified on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully, Credit Suisse International

By:	/s/ Sayedur Khan
	Name:	Sayedur Khan
	Title:	Authorised Signatory

Confirmed as of the date first written above:

/s/ David Reynolds
David Reynolds Vice President

Ongoing Strategy Investments SGPS S.A.

By:	/s/ Paulo Cardeira Gomes
	Name:	Paulo Cardeira Gomes
	Title:	Board Member/Attorney